SECURITIES AND EXCHANGE COMMISSION
                               Washington D.C.  20549

          FORM 15 - Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of
                         the Securities Exchange Act of 1934.

                          Commission File Number:  333-34225-04


                            BA MORTGAGE SECURITIES, INC.
               (Exact name of registrant as specified in its charter)

          345 MONTGOMERY STREET, LOWER LEVEL #2, UNIT #8152, SAN FRANCISCO,
                                 CALIFORNIA, 94104
                                  (415) 622-3676
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             BA MORTGAGE SECURITIES, INC.
                  MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1997-2
     CLASS IA-2, CLASS IA-3, CLASS IA-4, CLASS IA-5, CLASS IA-6, CLASS
     IA-7, CLASS IA-8, CLASS IIA-1, CLASS IIA-2, CLASS IIA-3, CLASS IIA-4, CLASS IIA-5, CLASS I-X, CLASS II-X, CLASS M, CLASS B-1, CLASS B-2, CLASS R-I, AND CLASS R-II
               (Title of each class of securities covered by this Form)

                                        NONE
               (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)   [ ]     Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)    [ ]

          Approximate number of holders of record as of the certification or notice date:  59

                            SEE ATTACHED CERTIFICATION


          Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


          DATE:  April 14, 1998     BY:  /s/ Judy L. Gomez
                                    Judy L. Gomez
                                    Assistant Vice President
                                    Bankers Trust Company of California, N.A.


          Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                            ACCOUNT HOLDER CERTIFICATION

                            BA MORTGAGE SECURITIES, INC.
                  MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1997-2

                        Commission File Number:  333-34225-04

          I hereby certify that the following information is correct:

                                           CERTIFICATE HOLDERS
                NAME OF SECURITY           AS OF DECEMBER 31, 1997.

                Class IA-2                                22
                Class IA-3                                17
                Class IA-4                                 1
                Class IA-5                                 1
                Class IA-6                                 2
                Class IA-7                                 1
                Class IA-8                                 1
                Class IIA-1                                3
                Class IIA-2                                1
                Class IIA-3                                1
                Class IIA-4                                1
                Class IIA-5                                1
                Class I-X                                  1
                Class II-X                                 1
                Class M                                    1
                Class B-1                                  1
                Class B-2                                  1
                Class R-I                                  1
                Class R-II                                 1


                TOTAL                                     59


          Date:  April 14, 1998

                                Bankers Trust Company of California, N.A., not in its individual capacity but solely as a duly authorized agent of the Registrant pursuant to the Pooling and Servicing Agreement dated as of September 1, 1997.

                                By:  /s/ Judy L. Gomez
                                Judy L. Gomez
                                Assistant Vice President
                                Bankers Trust Company of California, N.A.